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                                                                  Exhibit 10.34

August 27, 1999



Mr. Edward Albertian
17 Pendulum Pass
Hopkinton, MA 01748



Dear Eddie:

On behalf of Streamline's Management Team, I am pleased to offer you the position of President and Chief Operating Officer. This position reports directly to the Chief Executive Officer.

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
START DATE:              September 27, 1999

SALARY: Starting annualized salary of $275,000 or $10,576.92 bi-weekly.

EQUITY: You will receive a stock option grant totaling 300,000 options which vest, 25% each year, over a 4-year period on the anniversary of your hire date. The options will have an exercise price of the fair market value on your hire date.

BONUS: For the calendar year 2000 you will be eligible to receive an annual bonus of up to 50% of your base salary. Your bonus will be based upon mutually agreed upon performance metrics. In addition, for the calendar year 1999 you will receive a bonus of $50,000, 50% of which will be paid on your hire date and 50% of which will be paid in January 2000.

SEVERANCE:               If you are terminated without cause within 180 days
                         from your hire date the company will pay 6 months base pay. After 180 days of employment, if you are terminated without cause the company will pay you one year's base salary plus target bonus. You will continue to vest outstanding stock options during this period and will be eligible for the company's employee benefits.

BENEFITS:                MEDICAL - Tufts HMO, available on date of hire, the
                         company will pay 2/3 of the cost of a family premium.

                         DENTAL - Delta Dental, available on date of hire, the company will pay 1/2 the cost of a family premium.

                         LIFE/AD&D - Principal Insurance Co., available after 30 days. In addition, the company will pay the premium, based on standard rates, on a policy in the amount of $3,000,000 for the beneficiary of your choosing.

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                         401(k) - Available after 6 months and the next
                         available enrollment date (1/1, 4/1, 7/1, or 10/1).

PAID TIME OFF:           Regular Full Time - will begin to accrue 13.3 hours per
                         month as of the first full month of employment. Four weeks per year.

HOLIDAYS:                Recognize 6 paid holidays.

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Eddie, we feel that your background and experience is, and will continue to be, a valuable addition to our Streamline team, and welcome the opportunity for us to work together in developing Streamline's business.

If you have any questions, please feel free to review these with me. If you agree to the terms stated above, please sign the enclosed copy of this letter and return to me.

Sincerely,


/s/ Timothy A. DeMello
--------------------------
Timothy A. DeMello
Chairman & CEO



Enclosures





ACKNOWLEDGED BY:



/s/ Edward Albertian            8/28/99
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EDWARD ALBERTIAN                DATE